UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2019

Blackstone / GSO Secured Lending Fund

(Exact name of registrant as specified in its charter)

Delaware	814-01299	82-7020632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue, 31st Floor New York, NY	10154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 503-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b–2 of the Securities Exchange Act of 1934.

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 10, 2019, BGSL Big Sky Funding LLC (“SPV”), a wholly-owned subsidiary of Blackstone / GSO Secured Lending Fund (the “Company”), entered into a senior secured revolving credit facility (the “Revolving Credit Facility”) with Bank of America, N.A. (“Bank of America”). Bank of America serves as administrative agent, Wells Fargo Bank, N.A. serves as collateral administrator and the Company serves as manager under the Revolving Credit Facility.

Advances under the Revolving Credit Facility bear interest at a per annum rate equal to the one-month or three-month London Interbank Offered Rate in effect, plus the applicable margin of 1.60% per annum. SPV is required to utilize a minimum percentage of the financing commitments (the “Minimum Utilization Amount”), which amount increases in three-month intervals from 20% six months after the closing date of the Revolving Credit Facility to 80% 15 months after the closing date of the Revolving Credit Facility and thereafter. Unused amounts below the Minimum Utilization Amount accrue a fee at a rate of 1.60% per annum. In addition, SPV will pay an unused fee of 0.45% per annum on the daily unused amount of the financing commitments in excess of the Minimum Utilization Amount, commencing three months after the closing date of the Revolving Credit Facility.

The initial principal amount of the Revolving Credit Facility is $400 million. The Revolving Credit Facility has an accordion feature, subject to the satisfaction of various conditions, which could bring total commitments under the Revolving Credit Facility to up to $500 million. Proceeds from borrowings under the Revolving Credit Facility may be used to fund portfolio investments by SPV and to make advances under revolving loans or delayed draw term loans where SPV is a lender. All amounts outstanding under the Revolving Credit Facility must be repaid by the date that is three years after the closing date of the Revolving Credit Facility.

SPV’s obligations to the lenders under the Revolving Credit Facility are secured by a first priority security interest in all of SPV’s portfolio investments and cash. The obligations of SPV under the Revolving Credit Facility are non-recourse to the Company, and the Company’s exposure under the Revolving Credit Facility is limited to the value of the Company’s investment in SPV.

In connection with the Revolving Credit Facility, SPV has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Revolving Credit Facility contains customary events of default for similar financing transactions, including if a change of control of SPV occurs. Upon the occurrence and during the continuation of an event of default, Bank of America may declare the outstanding advances and all other obligations under the Revolving Credit Facility immediately due and payable. The occurrence of an event of default (as described above) triggers a requirement that SPV obtain the consent of Bank of America prior to entering into any sale or disposition with respect to portfolio investments.

The foregoing description is only a summary of the material provisions of the Revolving Credit Facility and is qualified in its entirety by reference to a copy of the Revolving Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is hereby incorporated by reference to this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Revolving Credit Facility, dated as of December 10, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE / GSO SECURED LENDING FUND

Date: December 16, 2019	By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Chief Compliance Officer, Chief Legal Officer and Secretary